Exhibit 10

During the third quarter of fiscal year 2011, the Compensation Committee of the Board of Trustees of the Company approved an increase of 2.0%, effective as of December 27, 2011, in the annual base salaries of certain of the Company’s executive officers. The base salary of Mr. Holmes was further increased in connection with his promotion to Senior Vice President, Finance, in December 2010, and the base salary of Mr. Wentz Sr., was reduced in recognition of the continued lessening of his work responsibilities due to his part-time status with the Company. The following table sets forth the annual base salary levels of the Company’s executive officers for calendar years 2011 and 2010.

Name and Position	Year	Base Salary
Timothy P. Mihalick	2011	$387,600
President and Chief Executive Officer and Trustee	2010	$380,000

Thomas Wentz, Jr.	2011	$331,500
Senior Vice President and Chief Operating Officer and Trustee	2010	$325,000

Diane K. Bryantt	2011	$239,700
Senior Vice President and Chief Financial Officer	2010	$235,000

Michael A. Bosh	2011	$204,000
Senior Vice President, General Counsel and Assistant Secretary	2010	$200,000

Charles Greenberg	2011	$173,400
Senior Vice President, Commercial Asset Management	2010	$170,000

Ted Holmes	2011	$165,000
Senior Vice President, Finance	2010	$125,000

Thomas Wentz, Sr.	2011	$120,000
Senior Vice President and Chief Investment Officer	2010	$137,500